UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       ----------------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                     --------------------------------------

                                February 24, 2003
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                    0-9881                54-1162807
(State or other jurisdiction of      (Commission           (I.R.S. Employer
incorporation or organization)       File Number)       Identification Number)


P.O. Box 459
Edinburg, VA                                                     22824
(Address of principal executive office)                       (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

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Item 9. Regulation FD Disclosure

NEWS RELEASE

For further information, please contact Laurence F. Paxton at 540-984-5222.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                         REPORTS 2002 FINANCIAL RESULTS

      EDINBURG, VA, (February 24, 2003) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced financial results for the year ended December 31, 2002. The results reflected improvements in its wireline operations (which includes its local telephone, cable television, and fiber optic networks); continued growth of its wireless businesses (which includes its PCS and tower operations); and, increases in other services, primarily Internet and information access services. With the previously announced sale of its interest in the Virginia 10 RSA Limited Partnership, further discussed below, the Company has classified its cellular operation as discontinued for all periods and it is therefore presented separately from continuing operations in the Company's results.

Overall Highlights

      For the year 2002, total consolidated net income was $4.5 million or $1.20 per share on a diluted basis, a decrease of $11.9 million or 72 percent compared to $16.4 million and $4.34 per share in 2001. Results from continuing operations were a loss of $2.9 million in 2002, which included an after tax loss of $6.3 million from external investments. In 2001, results from continuing operations were a positive $9.7 million, which included after tax gains of $8.1 million from external investments.

      The Company's total revenues for continuing operations were $93.0 million, compared to $68.7 million in 2001, an increase of $24.3 million or 35 percent. The Company's revenue growth was driven by large increases in its wireless businesses. Operating income increased to $9.3 million, an increase of $2.9 million or 45% over 2001. The Company made capital expenditures of $23.5 million during the year, while also decreasing its total debt by $7.1 million.

      President and CEO, Christopher E. French, commented, "We are pleased with the operating financial results of 2002, given the continued financial challenges of the telecommunications industry. During the year, we incurred higher than expected churn and bad debt expense in our base of Sprint wireless customers, as well as elevated bad debt in our wireline operations due to financial difficulties of some of our carrier customers. Nonetheless, we were able to increase our operating income and further reduce our debt. In addition to our financial results, we continued to enhance our portion of Sprint's nationwide PCS network, including the launching of 3G services throughout our covered service area. During the year we were also able to successfully negotiate an agreement to sell our 66% general partner interest in the Virginia 10 RSA Limited Partnership for $37.0 million."

Wireless Operations

      The Company experienced strong growth in revenues as a PCS Affiliate of Sprint, which increased by $21.5 million to a total of $55.5 million for 2002. The Company's base of Sprint wireless customers increased by more than 20,000, and ended the year at approximately 68,000 customers. PCS Affiliate travel revenue, which is generated by use of the Company's network by PCS customers located in Sprint and its other affiliate markets, was $16.5 million, which was $6.3 million more than the offsetting expense generated by Sprint wireless customers located in Shentel's territory.

      The Company also received $2.1 million from outside parties for lease of space on its wireless towers, compared to $1.7 million in 2001. In addition to this external revenue, the Company's towers are also used in the provision of the Company's own wireless services.

Wireline Operations

      The local telephone operation experienced a $0.4 million decrease in net income to $6.8 million. In 2002, increased access revenue was more than offset by a decrease in fiber facility lease revenue (further discussed below) and an increase in operating expense due to greater bad debt expense associated with other telecommunications providers.

      The Company's extensive interstate fiber optic network generated a total of $5.7 million of lease revenue, a decrease of $0.9 million. Competitive pricing pressure on fiber facility lease rates and the financial difficulties of some telecommunications carrier customers were principally responsible for this decrease. In addition to generating revenue from outside leases, the Company's fiber network is also extensively used to support its telephone, CATV, Internet and wireless operations.

      The Cable Television operation had a profit of $0.3 million, compared to a loss of $0.5 million in 2001. The Company implemented a general increase in CATV service rates on December 1, 2001, and with accounting rule changes effective January 1, 2002, the Company no longer amortizes goodwill. There was $0.4 million of goodwill amortization expense recognized in 2001's results.

Other Operations

      The ShenTel Service operation had a profit of $0.3 million, compared to a loss of $0.1 million in 2001. Revenues associated with information access services, including contract work on 511Virgina performed for the Commonwealth of Virginia, increased by approximately $0.3 million to $0.6 million. Internet access service revenues increased $0.5 million, to $4.1 million. The Company ended the year with approximately 18,700 Internet customers of which 650 access the service through Digital Subscriber Lines
(DSL).

Investment in Illuminet/VeriSign

      Total consolidated results for 2002 included pre-tax losses on investments of $10.0 million, compared to the $12.9 million gain recognized in 2001. This change is principally attributed to the Company's former investment in VeriSign, Inc., as discussed in previous filings.

Discontinued Operations

      As previously disclosed, on November 21, 2002 the Company signed an agreement to sell to Verizon Wireless, for $37.0 million, the Company's 66% general partner interest in the Virginia 10 RSA Limited Partnership ("VA 10"), currently held by the Company's subsidiary, Shenandoah Mobile Company. Among other conditions, closing of the sale is subject to the approval of Alltel Communications, a limited partner of VA 10, and to the approval from the Federal Communications Commission ("FCC"). Alltel Communications has granted its approval to the proposed transaction, and on January 15, 2003, the FCC placed on public notice its consent to the proposed transfer of control of VA 10. Absent any appeals of the FCC's consent, the consent will become final on February 24, 2003.

      For 2002, net income from this discontinued operation was $7.4 million, compared to $6.7 million in 2001. Revenues from the analog cellular operation increased by $0.9 million to a total of $20.9 million, with a $1.8 million increase in roaming revenue partially offset by a $0.9 million decrease in local service and equipment revenues. Due to increased competition from digital carriers, as well as to enable the Company to focus its wireless efforts on it digital PCS operation, the Company negotiated the sale of its cellular general partnership interest.

Annual Meeting

      The annual meeting of shareholders of Shenandoah Telecommunications Company will be held at 11:00 a.m. on April 15, 2003 in the auditorium of the Shentel Center at 500 Mill Road, Edinburg, VA.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company which provides a broad range of telecommunications services through its operating subsidiaries. The Company celebrated its 100th anniversary of service on June 9, 2002. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable, Internet access, interexchange facilities, cellular and PCS services, along with many other associated services, to the Quad State region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

                                              ---------------------------------
                                              Laurence F. Paxton
                                              Vice President - Finance
LFP:jt


This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Balance Sheets                             December 31,   December 31,
                                                     -----------    ----------
                                                        2002            2001
                                                     ---------       ---------
Total current assets                                    20,494          16,609
Total securities and investments                         7,423          18,463
Property, plant and equipment                          189,278         169,305
  Less accumulated depreciation                        (57,126)        (44,473)
                                                     ---------       ---------
Net property, plant and equipment                      132,152         124,832
Long term assets held for sale                              --           3,272
Other assets, net                                        3,935           4,196
                                                     ---------       ---------
   Total assets                                      $ 164,004       $ 167,372
                                                     =========       =========

Current liabilities, exclusive of debt of $7,985
      and $10,587                                    $  11,915       $  11,054
Long and short-term debt                                55,546          62,636
Total other liabilities                                 18,300          17,242
Minority interests in discontinued operations            1,666           1,838
Total stockholders' equity                              76,577          74,602
                                                     ---------       ---------
   Total liabilities and stockholders' equity        $ 164,004       $ 167,372
                                                     =========       =========


Condensed Statements of Income                         Year ended December 31,
                                                     -------------------------
                                                        2002            2001
                                                     ---------       ---------
Operating Revenues-Wireless                          $  57,867       $  36,132
                  -Wireline                             28,738          27,469
                  -Other                                 6,352           5,103
                                                     ---------       ---------
   Total operating revenue                              92,957          68,704

Cost of goods and services                              10,485           7,392
Network operating costs                                 32,511          26,756
Depreciation                                            14,482          11,263
Selling, general and administrative                     26,141          16,869
                                                     ---------       ---------
   Total operating expenses                             83,619          62,280
                                                     ---------       ---------
Operating income                                         9,338           6,424

Interest (expense)                                      (4,195)         (4,127)
Other income (expense)                                 (10,145)         13,208
Income tax provision (benefit)                          (2,109)          5,811
                                                     ---------       ---------
Income/(loss) from continuing operations                (2,893)          9,694
Income from discontinued operations                      7,412           6,678
                                                     ---------       ---------
   Net income                                        $   4,519       $  16,372
                                                     =========       =========
Income/(loss) per share from continuing
operations, diluted                                  $   (0.77)      $    2.57
                                                     =========       =========
Income per share from discontinued operations,
diluted                                              $    1.97       $    1.77
                                                     =========       =========
   Net earnings per share, diluted                   $    1.20       $    4.34
                                                     =========       =========

                                      ####

         SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           SHENANDOAH TELECOMMUNICATIONS COMPANY
                                           (Registrant)


February 24, 2003                           /s/ LAURENCE F. PAXTON
                                            -----------------------------------
                                            Laurence F. Paxton
                                            Vice President-Finance